JOINT FILER INFORMATION
Relationship:        10% Owner
Name:        FROST GAMMA INVESTMENTS TRUST
Address:        4400 Biscayne Boulevard
        Miami, FL 33137
Designated Filer:        Phillip Frost, M.D. et al.
Issuer and Ticker Symbol:        ChromaDex Corp. [CDXC.OB]
Date of Event Requiring
Statement:        September 30, 2010
FROST GAMMA INVESTMENTS TRUST
By:  /s/ Phillip Frost, M.D., Trustee
        Phillip Frost, M.D., Trustee